                                 EXHIBIT 99-2

         This security has not been registered with the Securities and Exchange Commission, or the Securities Commissioner of the State of Domicile of Subscriber, but has been issued pursuant to the private offering exemption under the Securities Act of 1933, as amended (the "Act"), and the private offering exemption under the securities laws of the State of Delaware and Texas, and the registered holder of such security has executed an investment representation with respect thereto. Accordingly, the sale, transfer, pledge, hypothecation or other disposition of this security is restricted and may not be accomplished except in accordance with the Act and the applicable rules adopted under it and with the permission of the Company upon the furnishing of an opinion of counsel satisfactory to counsel for the Company that registration is unnecessary for such transactions.


                          REGAL INTERNATIONAL, INC.

                     9% SECURED CONVERTIBLE PROMISSORY NOTE

US $ 13,500,000

        Regal International, Inc. (the "Company" or "Maker"), a Delaware corporation, for value received, hereby promises to pay to China Strategic Holdings Limited, a Hong Kong Company, the principal amount of US $13,500,000 with interest (computed on the basis of a 365-day year) on the unpaid balance of such principal amount at the rate of 9% per annum from August 1, 1996, until maturity. Accrued interest on this Note shall be due and payable on each anniversary date hereof. Principal and any unpaid interest on this Note shall be due and payable on January 31, 1999. Payment of principal and interest shall be made in lawful money of the United States of America in federal or other immediately available funds at the registered address of the registered holder of this Note as set forth in the register kept by the Company at its principal office for the purpose of registration of the Note referred to below. Any amount of principal and interest in default under this Note shall bear interest at the highest lawful rate or if there be no highest lawful rate at eighteen percent (18%) per annum.

        SECTION 1. SECURITY FOR THE NOTE.

        Payment of this Note is secured by a security interest and pledge of all the outstanding shares of Acewin Profits Limited, a British Virgin Islands Company (the "Shares"), all as set forth in a Pledge Agreement of even date herewith.

        SECTION 2. CONVERSION OF NOTE.

        2.1 Subject to and upon compliance with the provisions of this Section 2, at the option of the holder thereof, this Note may at any time on or before the maturity hereof, be converted at the principal amount thereof and accrued interest thereon into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/1OOth of a share) of Common Stock, $0.01 par value, of the Company (the "Common Stock"), at the conversion price, determined as hereinafter provided, in effect at the time of conversion.

        2.2 The conversion price (herein called the "Conversion Price") shall be US $0.0302 per share of Common Stock. The Conversion Price shall be subject to adjustment from time to time as herein provided. The Conversion Price prior to any adjustment and the adjusted Conversion Price after each adjustment are hereinafter referred to as the actual Conversion Price.

        SECTION 3. RESTRICTIONS ON TRANSFER; COMPLIANCE WITH SECURITIES ACT.

        A. The holder acknowledges that the securities issued upon conversion of the Note is characterized as "restricted securities" under the federal securities laws since they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in compliance with certain conditions and under limited circumstances, including the following:

           (i) A registration statement with respect thereto has become effective under the Act, or

           (ii) There is presented to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that registration under the Act is not necessary; or

           (iii) There is presented to the Company a letter from the staff of the Securities and Exchange Commission to the effect that the staff will not recommend that said Commission take any action in respect of such offer or transfer and to the effect that said staff concurs in the opinion that such registration or compliance is not necessary (provided that the Company reasonably agrees with the facts stated in such letter insofar as they pertain to it); or

           (iv) There is presented to the Company written evidence that the sale, pledge or transfer complies with the provisions of Rule 144 as amended under the Act.

        B. It is understood that the certificates evidencing the Common Stock issuable upon conversion of this Note, when issued, will bear legends substantially to the following effect:

        "THE SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION, BUT HAS BEEN ISSUED PURSUANT TO THE PRIVATE OFFERING EXEMPTION UNDER THE SECURITIES ACT OF 1993, AS AMENDED (THE "ACT"), AND THE PRIVATE OFFERING EXEMPTION UNDER THE SECURITIES LAWS OF THE STATES OF DELAWARE AND TEXAS, AND THE REGISTERED HOLDER OF SUCH SECURITY HAS EXECUTED AN INVESTMENT REPRESENTATION WITH RESPECT THERETO. ACCORDINGLY, THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY IS RESTRICTED AND MAY NOT BE ACCOMPLISHED EXCEPT IN ACCORDANCE WITH THE ACT AND THE APPLICABLE RULES ADOPTED UNDER IT AND WITH THE PERMISSION OF THE COMPANY UPON THE FURNISHING OF AN OPINION OF COUNSEL SATISFACTORY TO COUNSEL FOR THE COMPANY THAT REGISTRATION IS UNNECESSARY FOR SUCH TRANSACTIONS."

        C. This Note shall be non-transferable except to a group, company or affiliate of CSH ceases to be group, company or affiliate of CSH, this Bond must be transferred to CSH or another group or affiliated company.

        SECTION 5.    ADJUSTMENT OF PURCHASE RIGHTS.

        A. For the purposes of this Note, the following provisions shall be applicable:

           If at any time or from time to time the Company shall by subdivision, consolidation or reclassification of shares, or otherwise, change as a whole the outstanding shares of its Common Stock into a different number or class of shares, then the number and class of shares as so changed shall replace the shares outstanding immediately prior to such change, and the Purchase Price and the number of shares purchasable under each Note shall be correspondingly adjusted.

        B. Upon each adjustment of the Conversion Price and upon each change in the number of shares of Common Stock deliverable upon the conversion of this Note, and in the event of any change in the rights of the holders of this Note by reason of other events hereinabove set forth, the Company shall forthwith give written notice thereof to the holder of this Note in the form of a certificate, executed by its President or one of its Vice Presidents, stating the adjusted Conversion Price and the new number of shares so deliverable, or specifying the other shares of stock, securities or assets and the amount thereof so deliverable and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

        SECTION 6. SPECIAL AGREEMENTS OF THE COMPANY.

        A. The Company does not have sufficient authorized and reserved shares of Common Stock to issue to the holder of this Note upon conversion. The Company agrees to call a meeting of Stockholders of the Company to approve an Amendment to the Articles of Incorporation increasing the number of shares of Common Stock authorized for issuance. After such amendment to the Articles of Incorporation, the Company covenants and agrees that it will reserve and set apart and have at all times a number of shares of authorized but unissued Common Stock deliverable upon the conversion of this Note or any other rights or privileges provided for therein sufficient to enable it at any time to fulfill all its obligations thereunder.

        B. If, at any time while this Note is outstanding, the Company shall at any time consolidate with or merge into another corporation, the holder hereof will thereafter receive a security of such other corporation substantially similar to this Note convertible into the securities or property to which a holder of the same number of shares of Common Stock then deliverable upon the conversion hereof would have been entitled upon such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the conversion of this Note. A sale of all or substantially all the assets of the Company for securities of another company shall be deemed a consolidation or merger for the foregoing purposes.

        SECTION 7. PREPAYMENT.

        This Note may be prepaid, in whole or in part, at any time provided that the Company gives the holder of this Note at least thirty (30) days prior written notice of its intention to prepay and the opportunity to convert this
Note into shares of Common Stock.

        SECTION 8. TAKE ALONG AGREEMENT.

        If this Note is outstanding and a general offer is made to the Stockholders of the Company (as a group) to acquire all or any portion of the outstanding shares of Common Stock, the Company shall be required (a) to notify the holder hereof of the offer, and (b) to use its best efforts to have such offer extended to the shares of Common Stock issuable upon conversion of this Note, unless the holder hereof advises the Company in writing of its desire not to sell its shares of Common Stock pursuant to the offer.

        SECTION 9. MISCELLANEOUS.

        As used herein, the term "Highest Lawful Rate" means the maximum nonusurious interest rate, if any, that, at any time and from time to time, may be contracted for, taken, reserved, charged, or received with respect to the purchase money loan evidenced by this Note under the laws of the United States and the State of Delaware applicable to the holder hereof and such loan. It is the intention of Payee and each holder hereof to conform strictly to the applicable usury laws now or hereafter in force, and therefore, all agreements between Maker and Payee are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holder hereof for the use, forbearance, or detention of the money to be advanced hereunder exceed the Highest Lawful Rate. If any term hereof is susceptible of being construed as obligating Maker for the payment of interest in excess of that authorized by applicable law, or if, from any other circumstances whatsoever, including, but not limited to, acceleration of the maturity of the indebtedness evidenced hereby, fulfillment of any provision hereof or of any other agreement referred to herein, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance the holder hereof shall ever receive or be entitled to receive as interest an amount which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be cancelled automatically as of the date of the occurrence of such circumstance, and if theretofore paid, at the election of the Maker, shall be either refunded, credited on the principal amount hereof, or applied to the future payment of interest to become due hereunder, and in such event no holder shall be subject to any penalties provided by law for contracting for, charging, or receiving interest in excess of the Highest Lawful Rate. This provision shall control every other provision of all agreements between the undersigned and the holder hereof.

        Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, Maker and all endorsers, guarantors and sureties of this Note jointly and severally agree to pay in addition to the principal and interest due and payable hereon reasonable attorneys' and collection fees.

        The Maker of this Note waives presentment for payment, demand, notice of demand and of dishonor of this Note, notice of intention to accelerate the maturity of this Note, notice of such acceleration, protest and notice of protest, diligence in collecting.

        All of the covenants, stipulations, promises and agreements in this Note contained by or on behalf of Maker or Payee shall bind their respective successors and assigns, whether so expressed or not.

        In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

        EXECUTED this 13th day of February, 1996, but effective as of January 31, 1996.

                                            REGAL INTERNATIONAL, INC.

                                            By: /s/  Janak Desai
                                               ---------------------------------
                                                     Janak Desai, President